Exhibit 3.1
FIFTH AMENDMENT TO THE RESTATED
CERTIFICATE OF INCORPORATION OF
ADVANCE AUTO PARTS, INC.

Advance Auto Parts, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2001.

SECOND: The Certificate of Incorporation of the Corporation, as amended by the filing of a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State on August 8, 2001, as further amended by the filing of a Restated Certificate of Incorporation with the Delaware Secretary of State on November 26, 2001, the filing of a Certificate of Amendment of Restated Certificate of Incorporation with the Delaware Secretary of State on May 19, 2004, the filing of a Certificate of Second Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State on June 7, 2013, the filing of a Certificate of Third Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State on June 6, 2016, and the filing of a Certificate of Fourth Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State on May 24, 2017 (as amended, the “Amended and Restated Certificate of Incorporation”), shall be amended as follows:

Article VIII of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) of any director or officer for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of any director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of any director under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, (iv) of any director or officer for any transaction from which the director or officer derived any improper personal benefit, or (v) of any officer in any action by or in the right of the Corporation. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.”

All other provisions of the Amended and Restated Certificate of Incorporation shall remain in effect.

THIRD: The foregoing fifth amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) was adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The Amendment was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with applicable requirements of Sections 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its Executive Vice President, General Counsel and Corporate Secretary this 9th day of August, 2024.

By: /s/ Tammy Finley
Tammy M. Finley
Executive Vice President, General Counsel and Corporate Secretary